Exhibit 10.3

March 4, 2008

David M. Malcolm

460 Long Ridge Road

Bedford, NY 10506

Dear Mr. Malcolm:

We are pleased to confirm our offer to continue your employment with Cowen Group, Inc. (“Cowen” or the “Company”) based upon the terms and conditions set forth below, effective as of the date hereof (the “Effective Date”).  We look forward to continuing a mutually beneficial professional relationship.  As more fully set forth below, this agreement (the “Agreement”) shall supersede any and all prior employment agreements and letters concerning your employment with Cowen.

1.             Term.

a.             This letter provides the details of the terms of your employment from the Effective Date through December 31, 2010, subject to Paragraph 1(b) below (the “Term”), and certain other terms and conditions of, and that continue through, your employment with the Company unless restricted to the Term or as otherwise specified.

b.             In the event this Agreement is not otherwise renewed prior to December 31, 2010, it shall automatically renew on an annual basis on January 1 of each successive year, on such terms and conditions as may be agreed to between you and the then current Chairman of the Board of the Company.  Notice of intent not to renew the Term must be provided by either party to this Agreement in writing at least ninety (90) days prior to the relevant January 1.  Delivery of a notice of intent not to renew, if by the Company, shall be made by the Office of the General Counsel, upon the direction of the Board of Directors. However, this letter is not a guarantee of employment for any term or duration, since your employment will be “at will,” as defined under New York law.

2.             Position.  You shall be employed as the Chief Executive Officer and President of the Company, and as the Chairman, Chief Executive Officer and President of Cowen and Company, LLC. You shall also be appointed, promptly following the Effective Date, to serve as a member of the Board of Directors of the Company.  Your goals, responsibilities, duties and/or authority may be reviewed and modified from time to time by the

Board of Directors of the Company.  You shall continue to be subject to, and must comply with, all policies and procedures applicable to Cowen employees, as now existing or as may be modified or supplemented by Cowen in its sole discretion.

3.             Compensation and Benefits.

a.             Base Salary.  You will be paid a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum, less applicable tax and payroll deductions, payable in accordance with Cowen’s prevailing payroll practices (“Base Salary”).  Any obligation to pay your Base Salary will cease upon the termination of your employment.

b.             Annual Bonus. For each such calendar year in which you are employed by Cowen, you shall be entitled to earn an annual performance-based bonus pursuant to a Company bonus plan as determined by the Compensation Committee of the Board of Directors of Cowen. The total annual bonus that may be earned by you for any year during the Term is referred to herein as the “Annual Bonus.” Your Annual Bonuses for the 2008 through 2010 calendar years, and for any years thereafter, may, at the discretion of the Board of Directors of Cowen, and consistent with other senior executives of Cowen, include a certain percentage of shares, restricted shares, options, or other form of equity ownership and/or other deferred compensation.

                                                c.             CHRP Interest.  Following the Effective Date, in addition to any other compensation you are entitled to receive, the Company will cause you to be admitted as a member of Cowen Healthcare Royalty GP, LLC (“GP LLC”), such that your interest in GP LLC equals six and one-quarter percent (6.25%) as of such date; provided, however, that your interest in GP LLC will relate only to the initial Cowen Healthcare Royalty Partners fund (the “Healthcare Fund”).  Such membership interest in GP LLC is referred to herein as the “CHRP Interest.”  At the time you are admitted as a member of GP LLC, you shall purchase your interest in GP LLC from Cowen Capital Partners II, LLC or its successor entity (“CCP II”) at a price equal to the aggregate amount paid by CCP II as of that date relating to the interest so purchased.  Thereafter, you shall be obligated to make all future payments and contributions relating to capital calls by the Healthcare Fund and shall be entitled to receive all future distributions.  You shall not be entitled to any amounts that are distributed prior to your purchase of such interest.   The CHRP Interest shall vest with regard to fifty percent (50%) on January 1, 2009 and the remaining fifty percent (50%) on January 1, 2010.

d.             Benefits.  While employed, you may continue to participate in and receive benefits on the same basic terms and conditions as you have been participating, in accordance with the terms and eligibility requirements of Cowen’s benefit plans, which may be modified, suspended or terminated by Cowen in its sole discretion.

4.             Termination of Employment.

a.             By the Company Other than for Death, Disability or for Cause; By You for Good Reason.  If your employment is terminated (i) by Cowen on or prior to the expiration of the Term for any reason other than due to (x) your death or Disability (as defined below) or (y) for Cause (as defined below) or (ii) by your resignation/voluntary termination with Good Reason (as defined below), your rights and interests in the CHRP Interest shall immediately vest. Further, in the event that your Employment terminates during the Term, other than for death, Disability, Cause, or your resignation/voluntary termination without Good Reason, you shall be entitled to receive a lump sum cash payment equal to that portion of your Base Salary and any other benefits or compensation earned but unpaid as of the date of termination plus an amount (the “Severance Amount”) equal to Three Million Dollars ($3,000,000), less applicable tax and payroll deductions.  In addition, you shall be entitled to receive a lump sum cash payment equal to the aggregate Post-Retirement Benefits, as defined herein in Paragraph 4b.  In addition, any outstanding equity awards shall become fully vested and exercisable and any restrictions thereon shall lapse, provided you have not otherwise violated the terms of the award agreement pursuant to which such equity awards were granted. Any outstanding stock options shall remain exercisable for the remainder of the respective terms of such stock options (taking into account any provisions of the equity incentive plan or option agreements that cause them to expire or be replaced in connection with changes in control or similar events). You will also be required to sign a Settlement Agreement and Release of the Company in a form prepared by the Company, which will include a general release of known and unknown claims, a return of Company Property, nondisparagement and a requirement to cooperate regarding any future litigation. Such compensation shall be paid to you within thirty (30) days of the date of termination of your Employment, assuming you have signed the severance agreement referred to in the prior sentence.

b.             Post-Retirement Benefits.  When, by reason of the expiration of the Term, or by reason of your retirement (as that term is defined in the Company’s 2007 Equity and Incentive Plan) at any time on or after the date that annual bonuses are paid by Cowen in connection with the 2010 calendar year compensation cycle, you cease to serve as the Chief Executive Officer and President of the Company, and as the Chairman, Chief Executive Officer and President of Cowen and Company, LLC, provided you are otherwise an employee in good standing at that time, and continuing for a three (3) year period, Cowen will employ you as a Senior Advisor.  In that capacity, you will be entitled to receive an annual salary of Seven Hundred Fifty Thousand Dollars ($750,000).  Your duties and responsibilities shall be limited and defined by mutual agreement by you and the Board of the Directors of the Company; provided that your time commitment to Cowen as a Senior Advisor shall not exceed twenty percent (20%) of the average level of bona fide services performed by you on behalf of Cowen during the thirty-six (36) month period immediately preceding the commencement of your service as a Senior Advisor.  During your service as Senior Advisor, you, your spouse and your eligible dependents shall continue to receive health and medical benefits, to the extent such eligibility is permissible under the health and medical benefit plans in place at the Company at that time.  All such health and medical benefits shall be provided in accordance with the terms and eligibility requirements of their respective plans, but in no event on terms that are less favorable than those then existing and applied to Cowen Managing Directors.  Upon ninety (90) days’ written notice, you may terminate your service as a Senior Advisor. Your employment as a Senior Advisor may be terminated for “Cause”, as that term is defined in Paragraph 4d herein, following a  vote of the Board of Directors of the Company, excluding you.  During your service as a Senior Advisor, you shall be subject to the applicable policies and procedures of Cowen.

c.             Death or Disability.  Your employment shall terminate on your death.  If you become “Disabled,” Cowen may terminate your employment by giving you thirty (30) days’ written notice of its intention to do so unless you return to full-time performance of your duties within such thirty (30)-day period.  “Disabled” and “Disability,” as used herein, shall mean your inability to perform the essential duties and responsibilities of your job with or without reasonable accommodation, for a continuous period of ninety (90) days or more, or for one hundred twenty (120) days or more in a twelve (12)-month period, due to a physical or mental condition.  Disputes on the issues of Disability shall be determined by an impartial, reputable physician agreed upon by the parties or their respective doctors.  Upon termination under this paragraph 4d, you or your estate shall be entitled to retain all rights and interest in the CHRP Interest.  In addition, you or your estate shall be entitled to receive only that portion of your Base Salary earned, but unpaid, as of the date of termination.

d.             Termination for Cause.  The Company may terminate your employment for Cause.  Upon termination of employment for Cause, you shall be entitled to receive only the Base Salary earned and unpaid as of the date of termination, and shall not be entitled to any bonus compensation for fiscal years ending after such termination date. Upon termination under this paragraph, you or your estate shall be entitled to retain any amounts distributed to you in connection with your receipt of the CHRP Interest; provided, however, the entirety of your membership interest in GP LLC shall revert back to CCP II at cost, and CCP II shall pay to you the sum of your membership interest payments (i.e., the amount you paid to CCP II for the interest) plus any amounts subsequently paid by you in connection with capital calls, if any. For purposes of this Agreement, “Cause” shall mean the occurrence of an event set forth in clauses (i) through (iv) below as determined by the Board of Directors of Cowen in good faith:

i.              your conviction of any crime (whether or not related to your duties at Cowen), with the exception of minor traffic offenses;

ii.             fraud, dishonesty, gross negligence or substantial misconduct in the performance of your duties and responsibilities;

iii.            your violation of or failure to comply with the Company’s internal policies or the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over Cowen;

iv.            your failure to perform the material duties of your position, including, by way of example and not of limitation, the failure or refusal to follow instructions reasonably given by your superiors in the course of employment.

e.             Termination with or without Good Reason.  You may terminate your employment with or without “Good Reason”.  Subject to the provisions of Paragraph 4d herein, upon termination of employment without Good Reason, you shall be entitled to receive only the Base Salary earned and unpaid as of the date of termination, that portion of the CHRP Interest that has vested at that time, but you  shall not be entitled to any bonus compensation for fiscal years ending after such termination date nor the Post-Retirement Benefits.  For purposes of this Agreement, “Good Reason” shall mean:

i.              any requirement that your services during the Term be rendered primarily at a location or locations other than Cowen’s offices in New York, New York;

ii.             a material diminution by the Company of your role and responsibility as the Chief Executive Officer and President of the Company, and as the Chairman, Chief Executive Officer and President of Cowen and Company, LLC.

A resignation for ‘Good Reason’ under this Agreement requires that you give written notice of your intent to resign pursuant to such event within 90 days following such occurrence, provide the Company with at least 30 days to cure the requirement or diminution, and resign no later than 90 days after the requirement or diminution.

f.              Further Effect of Termination on Board and Officer Positions.  If your employment ends for any reason, you agrees that you will cease immediately to hold any and all officer or director positions you then have with the Company or any subsidiary, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether your employment has ended), except to the extent that you reasonably and in good faith determine that ceasing to serve as a director would breach your fiduciary duties to the Company.  You hereby irrevocably appoint the Company to be your attorney to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any subsidiary, should you fail to resign following a request from the Company to do so.  A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

g.             Offset.  In the event of your termination of employment, the Company may offset, to the fullest extent permitted by law, any amounts due to the Company from you,

or advanced or loaned to you by the Company, from any monies owed to you or your estate by reason of your termination.

5.             Change in Control.

(a)           Upon a Change in Control (as defined below) during the Term, any outstanding equity award shall become fully vested and exercisable and any restrictions thereon shall lapse. Any outstanding stock options shall remain exercisable for the remainder of the respective terms of such stock options, subject to any earlier termination under the applicable equity incentive plan in light of the Change in Control and taking into account any other provisions of the equity incentive plan or option agreements that cause them to expire or be replaced in connection with similar events.

(b)           Upon your termination of Employment (other than for Cause or resulting from your death or Disability) within twelve (12) months following a Change in Control (as defined below) during the Term, you shall be entitled to the compensation and benefits described in Paragraph 4a ; provided, however, that in the event of a company-initiated termination other than for Cause or a resignation/voluntary termination for Good Reason, in lieu of the Severance Amount set forth in Paragraph 4a, you shall be entitled to receive an amount (the “Change in Control Severance Amount”) equal to Five Million Dollars ($5,000,000), less applicable tax and payroll deductions.

(c)           For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)                                     any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended by such directors, provided, that no Change of Control for this purpose shall be deemed to occur by virtue of  (i) the death, disability, retirement or voluntary resignation of any directors or (ii) the resignation, removal or other departure of any director under circumstances involving cause or under circumstances involving the affirmative vote, approval or acceptance of such departure by a majority of the remaining directors; or

(iii)                               there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities; or

(iv)                              the stockholders of the Company approve a plan of liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition, directly, or indirectly, by the Company of all or substantially all of the Company’s assets,other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale and other than a sale.

 “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any subsidiary corporation, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (5) an individual, entity or group which, pursuant to Rule 13d-l promulgated pursuant to the Exchange Act, is permitted to, and actually does, report its beneficial ownership of securities of the Company on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall thereupon become a “Person” and shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Company securities beneficially owned by it on such date.

6.             Notice of Retirement/Resignation.  You shall not voluntarily Retire, resign (other than for Good Reason) or otherwise terminate your employment relationship with the Company or any of its affiliates without first giving the Company at least one hundred eighty (180) days’ prior written notice of the effective date of your retirement, resignation or other termination (the “Notice Period”).  Such written notice shall be sent by certified mail to Cowen and Company, LLC, Attn:  Human Resources Department, 1221 Avenue of the Americas, New York, NY  10020.  The Company retains the right to waive the notice requirement in whole or in part or to place you on paid leave for all or part of the Notice Period.  In the alternative, at any time after you give notice, the Company may, but shall not be obligated to, provide you with work and (i) require you to comply with such conditions as it may specify in relation to transitioning your duties and responsibilities; (ii) assign you other duties; or (iii) withdraw any powers vested in, or duties assigned to you.

7.             Non-Solicitation.  You agree that if you voluntarily terminate your employment or if your employment is terminated for any reason, you shall not, while employed and for a period of one year following the expiration of the Notice Period, without the prior written consent of the Board of Directors, directly or indirectly:  (a) solicit or induce, or cause others to solicit or induce, any employees of the Company to leave the Company or in any way modify their relationship with the Company; (b) hire or cause others to hire any employees of the Company; (c) encourage or assist in the hiring process of any employees of the Company or in the modification of any such employee’s relationship with the Company, or cause others to participate, encourage or assist in the hiring process of any employees of the Company; or (d) directly or indirectly solicit the trade or patronage of any clients or customers or any prospective clients or customers of the Company with respect to any investment banking products, services, trade secrets or other investment banking matters in which the Company is active.  This provision shall survive the expiration of the Term.

8.             Non-Disclosure of Confidential Information.  You shall not at any time, whether during your employment or following the termination of your employment, for any reason whatsoever, directly or indirectly disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law or in the direct performance of your duties, any confidential or proprietary information of the Company with respect to any aspect of its operations, business or clients. “Confidential or proprietary information” shall mean information generally unknown to the public to which you gain access by reason of your employment by the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies, operational costs, and employment benefits and compensation.  This provision shall survive the expiration of the Term.

9.             Company Property.  All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company, which you prepare, possess or come into contact with while you are an employee of the Company, shall remain the sole property of the Company. You agree that upon the termination of your employment, you shall provide to the Company all documents, papers, files or other material in your possession and under your control that are connected with or derived from your services to the Company.  You agree that the Company owns all work product, patents, copyrights and other material produced by you during your employment with the Company.  This provision shall survive the expiration of the Term.

10.           Injunctive Relief.  In the event of a breach by you of your obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  You acknowledge that the Company shall suffer irreparable harm in the event of a breach or prospective breach of paragraphs 6, 7, 8, and/or 9 hereof and that monetary damages would not be adequate relief.  Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York County, or in any state in which you reside.  You further agree that the Company and its affiliates shall be entitled to recover all costs and expenses (including attorneys’ fees) incurred in connection with the enforcement of the Company’s rights hereunder.  This provision shall survive the expiration of the Term.

11.           Arbitration.  Any and all disputes arising out of or relating to your employment or the termination of your employment with Cowen, including any statutory claims based on alleged discrimination, will be submitted to and resolved exclusively by the American Arbitration Association (“AAA”) pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures.  The arbitration shall be held in the City of New York.  The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.   The arbitration award shall be binding upon both parties, and judgment upon the award may be entered in a court of competent jurisdiction.

12.           Severability.  Should any provision herein be rendered or declared legally invalid or unenforceable by a court of competent jurisdiction or by the decision of an authorized governmental agency, invalidation of such part shall not invalidate the remaining portions thereof.

13.           Other Agreements.  You represent and warrant that you are not a party to any agreement or bound by any obligation, restrictive covenant or non-competition agreement that would prohibit you in any way from accepting and agreeing to this offer or from fully performing the obligations of your employment with Cowen.

14.           Complete Agreement.  The provisions herein contain the entire agreement and understanding of the parties regarding compensation and your employment and fully supersede any and all prior agreements, representations, promises or understandings, written or oral, between them pertaining to the subject matter.  The provisions of this Agreement may not be changed or altered except in writing signed by you and a duly authorized agent of Cowen.

15.           Choice of Law.  The interpretation and application of the terms herein, and your employment relationship at Cowen, shall be governed by the laws of the State of New York without regard to principles of conflict of laws.

16.           No Waiver.  Any failure by either party to exercise its rights to terminate this offer or to enforce any of its provisions shall not prejudice such party’s rights of termination or enforcement for any subsequent or further violations, breaches or defaults by the other party.  A waiver of any provision of this Agreement shall not be valid or effective unless memorialized in writing and signed by both parties to this letter.

17.           Assignment.  The rights and obligations of Cowen under this offer will be transferable, and all of its covenants and agreements will be binding upon and be enforceable by its successors and assigns.  You may not assign your rights under this letter and the terms and conditions stated herein.

18.           Tax Compliance.  The Company or any of its applicable affiliates shall withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld under any applicable law or regulation and other required or applicable deductions.  If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) is determined to constitute “nonqualified deferred compensation”  within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company or any of its applicable affiliates in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”), except as Section 409A may then permit.  The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor any of its applicable affiliates nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, neither the Company nor any of its affiliates makes any representations or warrant and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

Please indicate your acceptance of these terms by signing and returning one copy of this letter.  The second copy is for your records.

Yours very truly,

COWEN GROUP, INC.

		By:	/s/ John E. Toffolon, Jr.
John E. Toffolon, Jr.
Lead Director
Board of Directors
Cowen Group, Inc.

ACCEPTED AND AGREED TO

/s/ David M. Malcolm
David M. Malcolm

Dated:	March 4, 2008